E-LOAN, Inc. Reports Fourth Quarter and Annual Results for 2003

Record Annual Revenue and Net Income, Up 48% and 112%, Respectively from 2002;
Record Annual Diversified Product Revenue Up 83% from 2002;
Full Year 2003 Revenue of $153 Million and EPS of $0.34;
Q4 2003 EPS of $0.00 in Line With Guidance;
Q4 2003 Revenue of $27.4 Million, 19% Short of Guidance;
E-LOAN Appoints New Chief Operating Officer;
Updated 2004 Guidance to Revenue of $142 Million and Pre-Tax EPS of $0.18

        Pleasanton, Calif. – January 29, 2004 – E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender, today reported results for the fourth quarter and year ended December 31, 2003. The company also announced today that it appointed Mark Lefanowicz, a current Board member, as E-LOAN’s new Chief Operating Officer, and accepted the resignation of Joe Kennedy as E-LOAN’s President, Chief Operating Officer and Board Member, effective immediately.

Overview of Results

o	E-LOAN posted record results and progress on its strategy to build diversified revenue — comprised of purchase and non-prime mortgage, home equity and auto loans – for the full year 2003.

o	Revenues for the year 2003 were $153.0 million, up 48 percent from fiscal year 2002.

o	Diversified revenues for the year 2003 were $79.7 million, up 83 percent from fiscal year 2002.

o	Net income for the fiscal year ended 2003 was $22.6 million or $0.37 per share basic and $0.34 per share diluted on 60.7 million shares basic and 66.0 million shares diluted. This represents a 112 percent increase from 2002 net income of $10.7 million or $0.18 per share basic and diluted on 57.6 million shares basic and 60.4 million shares diluted.

o	The fourth quarter of 2003 was a challenging transition period for E-LOAN, which recorded revenue of $27.4 million, down 17 percent from the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $0.2 million or $0.00 per share basic and diluted on 61.8 million basic and 66.2 million diluted shares. This compares with a net income of $5.0 million or $0.08 per share basic and diluted on 59.3 million basic and 61.3 million diluted shares during the fourth quarter of 2002. Q4 2003 results were impacted by a variety of factors:

o	The overall mortgage market was down 49 percent sequentially, with a decline in refinance mortgages of 63 percent sequentially. E-LOAN’s mortgage volume decline of 34 percent from the prior quarter, while short of expectations, represented an increase in market share.

o	While purchase mortgage volume grew 24 percent in Q4 2003 compared to the same period last year, it was down 35 percent compared to Q3 2003. The decrease was due to seasonal weakness coupled with intense price competition, that led to reduced conversion rates on purchase mortgage applications.

o	The combination of rapidly falling mortgage refinance demand and vast industry-wide over-capacity led to intense mortgage price competition that was greater than anticipated. This resulted in a 22 percent decline in E-LOAN mortgage revenue per loan compared to Q3 2003. Current 2004 guidance assumes mortgage revenue per loan has stabilized at Q4 2003 levels.

o	E-LOAN’s home equity loan volume increased 7 percent compared to Q3 2003, but fell short of prior growth expectations. Home equity revenue per loan also experienced pricing pressure in the quarter with a 9 percent decline compared to Q3 2003. Current 2004 guidance assumes home equity revenue per loan will increase compared to Q4 2003 based on recent improved secondary marketing execution.

o	Given the worse than expected Q4 2003 market environment and weaker purchase mortgage performance, marketing expenditures were reduced $2.3 million from the prior quarter.

o	Income tax expense was a benefit of $1.7 million in the fourth quarter. The benefit was a result of the fourth quarter pre-tax loss compared to annual 2003 pre-tax income, and a true-up of estimated taxes based on actual year end balances. Total income tax expense for the year ended 2003 was $1.1 million, or an effective tax rate of 4.8 percent.

        “Although we delivered record annual results for full year 2003, the fourth quarter of 2003 was a challenging transition period for E-LOAN,” said Chris Larsen, Chairman and Chief Executive Officer of E-LOAN, Inc. “The difficult market conditions the industry experienced in the fourth quarter – the rapid decline in refinance demand coupled with industry over-capacity leading to intense price competition – were more severe than we had anticipated. However, we were not satisfied with our progress in transitioning to a post-refinance environment. Looking forward, the company requires a new set of skills and experience to ensure that we fully optimize the level of cost efficiency and scalability our model is designed to achieve.”

Management & Director Changes

        The company announced today that it appointed Mark Lefanowicz, a Board member for the last 15 months, as E-LOAN’s new Chief Operating Officer, and accepted the resignation of Joe Kennedy as E-LOAN’s President, Chief Operating Officer and Board Member, effective immediately.

        “Mark Lefanowicz’s two decades of experience in operational and financial leadership roles in the mortgage and banking industries is precisely the skill set E-LOAN needs to maximize our growth potential,” said Chris Larsen, E-LOAN’s Chairman and Chief Executive Officer.

        “We will be forever grateful to Joe Kennedy for the major role he played in building the E-LOAN brand and expanding it into new product categories,” said Mr. Larsen. “We immensely appreciate Joe’s contribution to E-LOAN and wish him the best of luck in his future endeavors.”

        “While E-LOAN has done a good job building a trusted brand, there is much work to be done to ensure that the company takes full advantage of its unique market position,” said Mark Lefanowicz, E-LOAN’s new Chief Operating Officer. “Our focus will be to make faster progress in streamlining operations and maximizing secondary marketing opportunities, while maintaining E-LOAN’s core pro-consumer strengths.”

        Mr. Lefanowicz served as Executive Vice President and Chief Financial Officer at Bay View Capital Corporation, a diversified financial services company headquartered in San Mateo, Calif. and parent company to Bay View Bank. Prior to Bay View Capital, Mr. Lefanowicz served as Chief Financial Officer of Provident Funding Associates, now one of the five largest wholesale residential lenders in the country. Mr. Lefanowicz also served in a variety of senior management positions at Coopers & Lybrand. As Partner-in-Charge of Coopers & Lybrand West Region Financial Services Practice, he was responsible for developing the firm’s overall business goals, strategies and operations for banks, savings and loans, and mortgage banks located on the West Coast.

        Mr. Lefanowicz holds a Bachelor of Science degree in Accounting from the University of Wyoming. Having earned his CPA in 1980, he is also a member of AICPA and CACPA. Mr. Lefanowicz is 46 years of age.

        Mr. Lefanowicz will remain a member of E-LOAN’s Board of Directors, but will be replaced as Chairman of E-LOAN’s Audit Committee by Claus Lund, an E-LOAN Board Member since March 2002.

Operating and Financial Tables

Revenues

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Components of Revenue ($ in thousands)	Q4 2003		Q3 2003		Q4 2002
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Refi Mortgage	$6,663	24%	$16,871	38%	$15,927	48%
Interest Income on Refi Mortgage	1,514	6%	2,646	6%	3,247	10%
Diversified Mortgage	6,372	23%	9,985	23%	3,962	12%
Interest Income on Diversified	1,879	7%	2,492	6%	1,329	4%
Mortgage
Home Equity	6,670	25%	7,412	17%	4,496	13%
Interest Income on Home Equity	1,697	6%	1,342	3%	917	3%
Auto	2,253	8%	2,646	6%	2,999	9%
Other *	311	1%	382	1%	223	1%
Total Revenue	$27,359	100%	$43,776	100%	$33,100	100%
Total Diversified Revenue**	$19,182	70%	$24,259	55%	$13,926	42

* Other revenue comes from credit card monitoring service, personal loan and student loan referrals

**Diversified Revenue is comprised of purchase and non-prime mortgage, home equity and auto loans

Loan Volume

The following table provides a comparison of unit and volume statistics:

	Q4 '03		Q3 '03		Q4 '02
	$ Millions	Loans	$ Millions	Loans	$ Millions	Loans
Sold Loans
Refinance Mortgage	$396	2,228	$754	3,883	$678	3,056

Purchase Mortgage	328	1,737	535	2,467	185	793
Home Equity	273	6,004	275	6,077	184	4,287
Auto	159	8,860	194	10,670	170	9,199
Total Sold Loans	$1,156	18,829	$1,758	23,097	$1,217	17,335
Closed Loans
Refinance Mortgage	$387	2,186	$587	3,146	$747	3,458
Purchase Mortgage	316	1,648	483	2,277	254	1,046
Home Equity	278	6,088	259	5,682	175	4,028
Auto	156	8,682	194	10,701	165	8,935
Total Closed Loans	$1,137	18,604	$1,523	21,806	$1,341	17,467

Direct Margin

Direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Q4 2003		Q3 2003		Q4 2002
	$ Total	% of Revenue	$ Total	% of Revenue	$ Totals	% of Revenue
Mortgage	$5,436	42%	$17,147	64%	$11,214	56%
Mortgage Interest Margin	1,876	55%	2,703	53%	2,436	53%
Home Equity	2,314	35%	3,679	50%	1,865	41%
Home Equity Interest Margin	821	48%	695	52%	424	46%
Auto	310	15%	104	4%	540	18%
Other	311	100%	382	100%	223	100%
Total	$11,068		$24,710		$16,702

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that can exist between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications.

Conversion %	Q1'03	Q2'03	Q3'03
Mortgage
Pre-Approval	7%	7%	6%
Purchase	23%	24%	19%
Refinance	30%	28%	21%
Total Mortgage	20%	19%	14%
Home Equity	27%	26%	29%
Auto	15%	14%	19%

Financial Guidance

The following financial guidance is based on E-LOAN’s current expectations as of January 29, 2004 and does not reflect the potential impact of events that may occur after January 29, 2004. The company assumes no duty to update any forward-looking statements contained in this press release.

The following assumptions support our 2004 guidance.

o	Given the dramatic decline in the refinance market from historic levels, we are anticipating a period of significant shift in our product mix. This transition period was anticipated in our strategy of building diversified revenue, and as such, we anticipate that 2004 will reflect the full impact of this transition as prime refinance revenues decline to approximately 25 percent of total revenues – down from 48 percent in 2003.

o	The MBA is forecasting a decline in the refinance mortgage market of 71 percent in 2004. However, demonstrating the stability of the purchase mortgage market, 2004 purchase mortgage originations are expected to be similar to 2003 record levels.

o	We anticipate that our prime mortgage refinance volumes will decline 34 percent in 2004 – representing a market share gain from 0.11 percent in 2003 to 0.25 percent in 2004. Purchase mortgage volumes are now expected to be similar to 2003 levels in 2004. We expect a continuation of aggressive pricing competition in the mortgage market during this time period. The anticipated lower revenue per mortgage loan versus 2003 levels will also suppress total mortgage revenue in 2004.

o	Home equity loans and lines of credit should continue to increase in appeal for consumers looking to access the equity in their home as the refinance market contracts. Home equity revenue per loan is expected to increase over 2003 levels. We anticipate home equity volumes will increase 74 percent in 2004 – representing a market share gain from 0.28 percent in 2003 to 0.43 percent in 2004. In 2002 and 2003, E-LOAN grew its home equity closed loan volume 110 percent and 69 percent, respectively, generating market share gains in both years.

Given the above assumptions, we expect 2004 total revenue of approximately $142 million on a substantially different revenue mix than 2003. Our diversified product revenue is expected to total approximately $107 million in 2004. Prime mortgage refinance revenue is expected to account for only 25 percent of our total revenue in 2004– down from 48 percent in 2003. We expect 2004 pre-tax income of approximately $12 million or $0.18 per share on approximately 68 million diluted shares in 2004. This compares to our previous guidance for revenue of $160 million and a pre-tax profit of $18 million. The following guidance excludes any compensation charges that will result from the resignation of Joe Kennedy as Chief Operating Officer.

The following table provides a more detailed overview of our 2004 forward guidance:

E-LOAN, Inc.
2004 Guidance
(in millions except loans and per share data)

	Actual Q1 '03	Actual Q2 '03	Actual Q3 '03	Actual Q4 '03	Actual 2003	Guidance Q1 04	Guidance 2004
Loans Closed and Sold
Refinance Mortgage	3,759	3,980	3,883	2,228	13,850	1,967	7,160
Diversified Mortgage (1)	1,185	1,986	2,467	1,737	7,375	2,036	9,212
Home Equity	3,795	4,462	6,077	6,004	20,338	6,660	33,978
Auto	8,838	8,770	10,670	8,860	37,138	8,514	38,893

Total Loans	17,577	19,198	23,097	18,829	78,701	19,177	89,243

Revenue
Refinance Mortgage	17.9	21.4	16.9	6.7	62.9	7.3	27.8
Refi Mortgage Interest	3.0	3.3	2.6	1.5	10.4	1.8	7.3
Diversified Mortgage (1)	5.9	10.1	10.0	6.4	32.4	6.5	30.9
Diversified Mortgage Interest	1.8	1.9	2.5	1.9	8.1	1.9	9.0
Home Equity	3.9	5.3	7.4	6.7	23.4	8.4	45.1
Home Equity Interest	0.4	0.7	1.3	1.7	4.1	1.8	8.4
Auto	2.7	2.8	2.6	2.3	10.4	2.8	11.9
Other	0.3	0.4	0.4	0.3	1.3	0.3	1.2

Total Revenue	$36.0	$45.9	$43.8	$27.4	$153.0	$30.8	$141.7

Total Diversified Revenue (2)	$15.0	$21.2	$24.3	$19.2	$79.7	$21.7	$106.6
Diversified Revenue
% of Total Revenue	42%	46%	55%	70%	52%	70%	75%

Pre-Tax Income/(Loss)	7.1	9.1	9.0	(1.5)	23.8	$(0.7)	$12.2

Net Income	$6.3	$8.1	$8.0	$0.2	$22.6

Diluted Weighted Average Shares (3)	63.2	66.7	67.1	66.2	66.0	62.5	68.0
Earnings Per Share	$0.10	$0.12	$0.12	$--	$0.34	$(0.01)	$0.18
Direct Margin (expressed as a %
Of component revenue)
Mortgage	64%	66%	64%	42%	62%	49%	51%
Mortgage Interest	51%	51%	53%	55%	52%	53%	50%
Home Equity	23%	41%	50%	35%	39%	47%	55%
Home Equity Interest	32%	22%	52%	48%	43%	43%	42%
Auto	-5%	-31%	4%	15%	-6%	28%	30%
Other	100%	100%	100%	100%	100%	100%	100%

Total Direct Margin	53%	55%	56%	40%	52%	47%	50%

Other Expenses (expressed as a % of total revenue)
Sales & Marketing	24%	25%	27%	35%	27%	38%	32%
Technology	5%	5%	5%	6%	5%	6%	5%
G & A	5%	6%	5%	6%	6%	6%	6%

(1) Diversified Mortgage represents Purchase and Non-Prime Mortgage loans (excludes Prime Refi Mortgage)

(2) Diversified revenue is comprised of Purchase and Non-Prime Mortgage, Home-Equity and Auto loans

(3) Weighted Average Shares are on a diluted basis, except for Q1 2004 where basic equals diluted

Conference Call and Webcast

        Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company’s fourth quarter results today, January 29 at 7:30 a.m. (PDT). Please dial (210) 234-0002 at 7:25 a.m. (PDT) and reference pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PDT) on January 29, 2003 until 6:00 p.m. (PDT), February 5, 2004. The replay may be accessed by dialing (402) 220-4739. A live webcast and replay of the conference call will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.

E-LOAN, Inc. is a consumer direct lender dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and join hands with consumer groups in an effort to enact strong consumer financial privacy protection laws.

Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through December 2003, E-LOAN has originated and sold over $18.9 billion in consumer loans.

(Statement of Operations and Balance Sheet to follow)
# # #

E-LOAN, Inc.
Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues	$27,359	$33,100	$153,008	$103,288
Operating Expenses
Operations	16,291	16,398	72,882	53,854
Sales & marketing	9,553	7,598	41,368	25,365
Technology	1,668	1,520	7,651	5,625
General & administration	1,716	2,270	8,509	6,936
Total operating expenses	29,228	27,786	130,410	91,780
Income from operations	(1,869)	5,314	22,598	11,508
Other income, net	339	72	1,184	107
Income before taxes	(1,530)	5,386	23,782	11,615
Income taxes	1,737	(372)	(1,148)	(964)
Net income	$207	$5,014	$22,634	$10,651
Net income per share:
Income per share
Basic	$0.00	$0.08	$0.37	$0.18
Diluted	$0.00	$0.08	$0.34	$0.18
Weighted average shares
Basic	61,844	59,258	60,678	57,613
Diluted	66,215	61,298	66,037	60,358

E-LOAN, Inc.
Balance Sheet
(in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents ($4,850 and $2,500 restricted cash, respectively)	$33,973	$36,321
Loans held-for-sale	50,874	393,386
Accounts receivable, prepaids and other current assets	28,287	10,779
Total current assets	113,134	440,486
Fixed assets, net	11,484	6,262
Retained interests in auto loans - trading	11,658	3,969
Deposits	0	1,319
Total assets	$136,276	$452,036
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Warehouse and other lines payable	$44,283	$383,647
Accounts payable, accrued expenses and other liabilities	10,366	12,339
Capital lease obligation	--	10
Notes payable	0	--
Total current liabilities	54,649	395,996
Total liabilities	54,649	395,996
Stockholders' equity:
Common stock	62	59
Additional paid-in-capital	265,144	262,194
Accumulated deficit	(183,579)	(206,213)
Total stockholders' equity	81,627	56,040
Total liabilities and stockholders' equity	$136,276	$452,036